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                                                                   Exhibit 15.01


October 22, 2004

Flextronics International Ltd.
One Marina Boulevard, #28-00
Singapore 018989

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the three-month periods ended June 30, 2004 and 2003, as indicated in our report dated August 4, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is being used in this Registration Statement.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act

/s/ Deloitte & Touche LLP

San Jose, California